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                               January 17, 2008


Board of Trustees
Franklin Tax-Free Trust
One Franklin Parkway
San Mateo, CA 94403-1906

      Subject: REGISTRATION STATEMENT ON FORM N-14

Ladies and Gentlemen:

      We have acted as counsel to Franklin Tax-Free Trust, a Delaware statutory trust (the "Trust"), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the "Commission") of a Registration Statement on Form N-14 (the "Registration Statement") under the Securities Act of 1933, as amended. The purpose of the Registration Statement is to register Class A shares of Franklin Insured Tax-Free Income Fund, one series of the Trust (the "Acquiring Fund"), to be issued in connection with the acquisition of substantially all of the assets of Franklin Florida Insured Tax-Free Income Fund, another series of the Trust, by and in exchange for Class A shares (the "Shares") of the Acquiring Fund (the "Transaction).

      We have reviewed the Trust's Agreement and Declaration of Trust, By-laws and resolutions adopted by the Trust's Board of Trustees in connection with the Transaction, as well as such other legal and factual matters as we have deemed appropriate.

      This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act governing the issuance of the shares of the Trust, and does not extend to the securities or "blue sky" laws of the State of Delaware or other States.

      We have assumed the following for purposes of this opinion:

      1. The Shares of the Acquiring Fund will be issued in accordance with the Trust's Agreement and Declaration of Trust, By-laws and resolutions of the Trust's Board of Trustees relating to the creation, authorization and issuance of shares.

      2. The Shares will be issued against payment therefor as described in the Proxy Statement/Prospectus and Statement of Additional Information relating thereto included in the Registration Statement, and that such payment will have been at least equal to the net asset value thereof.

      On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Registration Statement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

                                  Very truly yours,

                                  STRADLEY RONON STEVENS & YOUNG, LLP


                                  BY: /s/ KRISTIN H. IVES
                                      -----------------------------
                                      Kristin H. Ives, a Partner